July 2, 1999

Pauze Funds
14340 Torrey Chase Boulevard, Suite 170
Houston, TX 77014

Ladies and Gentlemen:

     As counsel to Pauze Funds, a Massachusetts business trust (the "Trust"), we have been asked to render our opinion with respect to the issuance of an indefinite number of shares of beneficial interest in the Trust representing interests in the Pauze U.S. Government Total Return Bond Fund, the Pauze U.S. Government Intermediate Term Bond Fund, the Pauze U.S. Government Short Term Bond Fund, and the Pauze Tombstone Fund (collectively "the Shares"). The shares of each such fund are a series of the Trust. The shares of each of the Pauze U.S. Government Total Return Bond Fund, the Pauze U.S. Government Intermediate Term Bond Fund and the Pauze U.S. Government Short Term Bond Fund, consist of three classes of shares, the No Load Class of Shares, the Class B Shares and the Class C Shares, and the shares of the Pauze Tombstone Fund consist of two classes of shares, the Class A Shares and the Class B Shares all as more fully described in the Prospectus and Statement of Additional Information in the form contained in the Trust's Registration Statement on Form N-1A, as amended through the date hereof, to which this opinion is an exhibit, to be filed with the Securities and Exchange Commission.

     We have examined the First Amended and Restated Master Trust Agreement of the Trust dated February 9, 1996, as amended through the date hereof, the Prospectus and Statement of Additional Information contained in such Registration Statement, as amended through the date hereof, and such other documents, records and certificates as we have deemed necessary for the purposes of this opinion. In rendering this opinion, we have, with your approval, relied, as to all questions of fact material to this opinion, upon certain certificates of public officials and of your officers and assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, which facts we have not independently verified.

     Based upon the foregoing, we are of the opinion that the Shares, when issued, delivered and paid for in accordance with the terms of the Prospectus and Statement of Additional Information, will be legally issued, fully paid and non-assessable by the Trust.

     We hereby consent to your filing this opinion as an exhibit to Post Effective Amendment Number 14 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                Very truly yours,

                       /s/ LYNCH, BREWER, HOFFMAN & SANDS, LLP